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                                                             Exhibit 99.1

FOR IMMEDIATE RELEASE
November 15, 2000

ALLEGIANT COMPLETES ACQUISITION OF EQUALITY

ST. LOUIS, November 15, 2000 - Allegiant Bancorp, Inc. (Nasdaq: ALLE - "Allegiant") announced today it has completed the acquisition of Equality Bancorp, Inc. (AMEX: EBI - "Equality"). Allegiant and Equality signed a definitive merger agreement on July 26, 2000.

Allegiant and Equality are both headquartered in St. Louis, Missouri. Allegiant has 17 banking offices in the St. Louis, Missouri Metropolitan area and Equality has seven locations plus three loan production offices. Allegiant will exchange a total of approximately 2.7 million shares of its common stock for all of the outstanding common stock of Equality. Each share of Equality is being exchanged for 1.118 shares of Allegiant.

The combined company is the seventh largest banking institution in St. Louis. Allegiant reported total assets of $876 million at September 30, 2000 representing a 31% increase from the year earlier date. Equality reported assets of $298 million at September 30, 2000. Allegiant Bank now has consolidated total assets exceeding $1.1 billion, more than $800 million of both loans and deposits, and total bank equity and reserves in excess of $100 million.

"The employees of Allegiant and Equality are to commended on how swiftly they have worked together to complete this merger. We are immediately converting Equality's records to Allegiant's computer system so that by next week all of our customers will be able to bank at any of our 23 branches. As an independent, community bank we continue to focus on providing the personal service that is only available from a local bank. With 23 St. Louis area full-service branches and 31 ATMs, we are able to provide our customers with convenient access to our banking services. These efforts have been rewarded as we continue to increase our market share as evidenced by a 29% growth in our deposits over the past year. The combined company will be able to reach more customers and will more visible in the St. Louis community as evidenced by Allegiant being named as the official bank of the World Champion St. Louis Rams," noted Shaun Hayes, Allegiant's President and CEO.

Allegiant Bancorp, Inc. is the parent company of Allegiant Bank, and is a prominent community banking institution in St. Louis, Missouri. Allegiant Bank offers a full range of banking services, including mortgage banking, brokerage services, insurance products, trust services and cash management products, in addition to traditional retail and commercial loan and deposit products. In September 2000, Allegiant unveiled its new Internet banking product that will combine convenience and technology to better serve the needs of our customers. Allegiant will open its 24th branch in Fenton in early 2001.

Certain statements in this report relating to present or future trends or factors affecting the banking industry, and specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of



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the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:
Shaun R. Hayes, President and CEO
or Thomas A. Daiber, Senior Vice President and CFO
(314) 692-8200